Exhibit 23.2

Consent of Practical Mining LLC
We hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to our name and the information derived from, the technical reports listed below (the “Technical Reports”):

1.	The amended and restated technical report titled “Preliminary Feasibility Study for the Midas Mine, Elko County, Nevada” dated April 2, 2015, with an effective date of August 31, 2014;

2.	The technical report titled “Technical Report for the True North Mine, Bissett, Manitoba, Canada” dated May 12, 2017, with an effective date of March 31, 2017;

3.
The amended and restated technical report titled “Technical Report and Pre-Feasibility Study for the Hollister Underground Mine, Elko County, Nevada” dated August 9, 2017, with an effective date of May 31, 2017; and

4.	The amended and restated technical report titled “Technical Report for the Fire Creek Project, Lander County, Nevada, Amended” dated March 2, 2018, with an effective date of November 30, 2017.
We further consent to the inclusion in the Annual Report of the statements attributed to us concerning the equivalence of the proven and probable reserves reported in the Technical Reports to those that would have been reported had the Technical Reports been prepared pursuant to SEC Industry Guide 7 standards, and the consistency of the procedures and definitions employed in the estimation of proven and probable reserves in the Technical Reports with SEC Industry Guide 7 definitions (collectively, the “Statements”).
We also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to our name, the Statements, and the information derived from the Technical Reports, which are included in the Annual Report on Form 10-K.

Dated: March 14, 2018
/s/ Practical Mining LLC
Name: Mark Odell, P.E.
Title: Manager